Exhibit 99.1

Tumi Holdings Announces Financial Results for the First Quarter 2013

South Plainfield, NJ - May 8, 2013 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the first quarter ended March 31, 2013.
For the first quarter of 2013:

•
Net sales increased 28.6% to $102.9 million from $80.0 million in the first quarter ended March 25, 2012. There were five extra sales days in the first quarter of 2013 compared to the first quarter of 2012.

•	For total Direct-to-Consumer channels, comparable store sales, including company-owned websites, increased 16.4%, compared to an increase of 14.8% in the first quarter of 2012.

•
Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 16.0%, compared to an increase of 16.9% in the first quarter of 2012. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 13.6%, compared to an increase of 12.4% in the first quarter of 2012.

•
Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 19.7% in local currency, compared to an increase of 2.6% in the first quarter of 2012. Excluding e-commerce sales, Direct-to-Consumer International comparable store sales increased 22.8% in local currency, compared to a decrease of 0.7% in the first quarter of 2012. In U.S. dollars, Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 20.8%, compared to a decrease of 1.6% in the first quarter of 2012. Excluding e-commerce sales, Direct-to-Consumer International comparable stores sales increased 23.9% in U.S. dollars, compared to a decrease of 4.8% in the first quarter of 2012.

•	Gross profit increased 27.8% to $58.0 million from $45.4 million in the first quarter of 2012. Gross margin was 56.4% compared to 56.7% in the first quarter of 2012.

•
Operating income increased 32.7% to $17.6 million from $13.3 million in the first quarter of 2012. Operating income margin was 17.1% compared to 16.6% in the first quarter of 2012. In the first quarter of 2013, the company incurred approximately $0.5 million in operating expenses in conjunction with the secondary common stock offering completed in April 2013. Excluding this one-time expense, operating income increased 36.3% to $18.1 million, and operating income margin was 17.6% in the first quarter of 2013.

•
Net income was $10.5 million, or $0.16 per diluted share based on 67.9 million diluted weighted average common shares outstanding, compared to $2.9 million, or $0.06 per diluted share, based on 52.5 million diluted weighted average common shares outstanding in the first quarter of 2012. The Company issued 15.6 million shares of common stock in conjunction with its Initial Public Offering (or “IPO”) in April 2012.

•
Excluding the aforementioned one-time expense incurred in conjunction with the secondary common stock offering completed in April 2013 ($0.3 million after-tax), net income in the first quarter of 2013 was $10.8 million, or $0.16 per diluted share. In the first quarter of 2012, net income before preferred dividend expense (non-cash) was $9.2 million, or $0.17 per share (based on 52.5 million diluted weighted average common shares outstanding), excluding $6.3 million of non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests. The mandatorily redeemable preferred stock and preferred equity interests were redeemed in conjunction with the Company’s April 2012 IPO.

•	During the first quarter of 2013, Tumi opened 4 new stores, and closed 1 store.

•	At March 31, 2013, Tumi operated 117 company-owned stores.

Jerome Griffith, Chief Executive Officer, President and Director, commented, “We are pleased with the strong start to 2013, with solid growth across all channels and geographic segments. We continued to leverage our market position as an iconic global premium lifestyle brand to expand our product offering beyond travel-related merchandise, and our efforts are yielding dividends. Consistent traffic trends combined with favorable acceptance to new product offerings resulted in healthy sales growth in our North America retail and wholesale channels. In addition, we saw continued momentum in the EMEA zone, and further advanced brand acceptance in the Asia-Pacific region as we expand in this market. Overall, we continue to believe that Tumi has significant opportunity for growth in both 2013 and over the long-term.”

Balance Sheet Highlights as of March 31, 2013:
Cash and cash equivalents were $27.8 million as of March 31, 2013, compared with $36.7 million as of December 31, 2012. In the first quarter of 2013, the Company used $12.0 million of cash to pay down borrowings under the revolving credit facility. Inventories were $70.0 million, compared with $70.9 million as of December 31, 2012.
Outlook
For fiscal 2013, net sales are expected to increase between 18% and 20%. This estimate assumes a comparable store sales growth for the Direct-to-Consumer North America segment in the mid- to high-single digit range and comparable store sales growth for the Direct-to-Consumer International segment in the mid-single digit range. Net income in 2013 is expected to increase between 53% and 59%. Diluted earnings per share are expected to be in the range of $0.82 to $0.86 per diluted share. This estimate assumes diluted weighted-average common shares outstanding of approximately 68.4 million.
Capital expenditures for fiscal 2013 are expected to be in the range of $21.0 million to $26.0 million.
Conference Call
Tumi Holdings, Inc. will host a conference call to discuss first quarter fiscal 2013 financial results today, May 8, 2013, at 4:30 p.m. ET. The general public can access the call by dialing 1-877-280-4962 (domestic) or 1-857-244-7319 (international). The passcode is 60265122. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through May 15, 2013; to access the replay, dial 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers and enter access code 17047999. The webcast will be accessible on the website for approximately 90 days after the call.
About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in approximately 200 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Tumi’s current views with respect to, among other things, future events and performance and Tumi’s preliminary estimates for the full year of fiscal 2013. These statements may discuss net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities and general market and industry conditions. Tumi generally identifies forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs or assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include those set forth under “Risk Factors” in Tumi’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 21, 2013. Forward-looking statements speak only as of the date on which they are made. Tumi expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended
	March 31, 2013	March 25, 2012
	(unaudited)
Net sales	$102,925	$80,021
Cost of sales	44,912	34,616
Gross margin	58,013	45,405
OPERATING EXPENSES
Selling	6,369	4,988
Marketing	3,500	2,740
Retail operations	21,576	17,149
General and administrative	8,954	7,252
Total operating expenses	40,399	32,129
Operating income	17,614	13,276
OTHER INCOME (EXPENSES)
Interest expense	(209)	(517)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	(6,286)
Earnings from joint venture investment	455	264
Foreign exchange losses	(646)	(11)
Other non-operating income (expenses)	(222)	172
Total other expenses	(622)	(6,378)
Income before income taxes	16,992	6,898
Provision for income taxes	6,457	4,001
Net income	$10,535	$2,897
Weighted average common shares outstanding:
Basic	67,866,667	52,536,224
Diluted	67,867,790	52,536,224
Basic earnings per common share	$0.16	$0.06
Diluted earnings per common share	$0.16	$0.06

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,766	$36,737
Accounts receivable, less allowance for doubtful accounts of approximately $350 and $340 at March 31, 2013 and December 31, 2012, respectively	26,998	21,405
Other receivables	1,668	1,666
Inventories	70,022	70,866
Prepaid expenses and other current assets	4,119	3,233
Prepaid income taxes	—	384
Deferred tax assets, current	3,851	3,851
Total current assets	134,424	138,142
Property, plant and equipment, net	47,594	47,004
Deferred tax assets, noncurrent	2,158	2,158
Joint venture investment	2,948	2,718
Goodwill	142,773	142,773
Intangible assets, net	130,878	130,946
Deferred financing costs, net of accumulated amortization of $2,799 and $2,758 at March 31, 2013 and December 31, 2012, respectively	660	701
Other assets	5,301	4,799
Total assets	$466,736	$469,241

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$26,793	$27,366
Accrued expenses	23,237	29,503
Income taxes payable	5,631	—
Total current liabilities	55,661	56,869
Revolving credit facility	33,000	45,000
Other long-term liabilities	7,121	7,271
Deferred tax liabilities	49,016	49,016
Total liabilities	144,798	158,156
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,144,473 issued and 67,866,667 shares outstanding as of March 31, 2013 and December 31, 2012	681	681
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of March 31, 2013 and December 31, 2012	—	—
Additional paid-in capital	309,132	308,545
Treasury stock, at cost	(4,874)	(4,874)
Retained earnings	17,701	7,166
Accumulated other comprehensive loss	(702)	(433)
Total stockholders’ equity	321,938	311,085
Total liabilities and stockholders’ equity	$466,736	$469,241

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Segment Results

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Three Months Ended March 31, 2013
Net sales	$44,164	$4,274	$21,366	$33,121	$—	$102,925
Operating income (loss)	$11,834	$100	$8,071	$10,454	$(12,845)	$17,614
Depreciation and amortization	$1,647	$251	$234	$837	$430	$3,399
Three Months Ended March 25, 2012
Net sales	$34,388	$3,229	$17,056	$25,348	$—	$80,021
Operating income (loss)	$9,255	$(290)	$6,492	$8,094	$(10,275)	$13,276
Depreciation and amortization	$1,342	$229	$169	$553	$316	$2,609

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to
Net Income Before Preferred Dividend Expense (Non-Cash) and One-Time Costs
(In millions)

	Three Months Ended
	March 31, 2013	March 25, 2012
Net income	$10.5	$2.9
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	6.3
One-time costs incurred in connection with the secondary common stock offering completed in April 2013 (after-tax)	0.3	—
Net income before preferred dividend expense (non-cash) and one-time costs	10.8	9.2

Non-GAAP Financial Measure
Net income before preferred dividend expense (non-cash) and one-time costs is a non-GAAP financial measure and is defined as net income plus dividend expense on mandatorily redeemable preferred stock and preferred equity interests and other one-time costs, such as the one-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013 of $0.3 million (after-tax). Net income before preferred dividend expense (non-cash) and one-time costs is an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and is a key measure used to evaluate profitability and operating performance. Net income before preferred dividend expense (non-cash) and one-time costs provides investors and other users of Tumi’s financial information, when viewed in conjunction with its condensed consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses this metric in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on this measure as Tumi’s only measure of operating performance. Net income before preferred dividend expense (non-cash) and one-time costs should not be viewed as a substitute for net income.
Comparable Store Sales Growth
Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s fiscal year. For example, a store opened in October 2011 will not impact the comparable store comparison until January 1, 2013.
Source: Tumi Holdings, Inc.
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